EXHIBIT 99.1

NEWS RELEASE for July 1, 2013

Contact:	Allen & Caron Inc Jill Bertotti (investors) jill@allencaron.com Len Hall (media) len@allencaron.com (949) 474-4300

GENTHERM ANNOUNCES REORGANIZATION OF GLOBAL REPORTING STRUCTURE

Appoints Frithjof Oldorff as President of the Automotive Business Unit and

Thomas Liedl as President of the Gentherm Technologies Business Unit

NORTHVILLE, MI, USA and ODELZHAUSEN, GERMANY (July 1, 2013) . . . Gentherm Incorporated (NASDAQ-GS: THRM), the global market leader and a developer of innovative thermal management technologies, announced today the reorganization of its global reporting structure to reflect the integration of its subsidiary, W.E.T. Automotive Systems AG.

“Today we are implementing several changes that fully integrate all of our employees worldwide into a single reporting structure. With this, we have completed a key step in creating the company we envisioned when the two companies first began talking,” President and Chief Executive Officer Daniel R. Coker said. “Gentherm now has an expanded global presence with world-class engineering, manufacturing, marketing and advanced development resources in place that position us to be the premier supplier of advanced thermal technologies to the automotive and other markets we serve. We have additional new products to offer our current customers, and we are developing innovative technologies to enter new markets.”

As part of the reorganization, the Company announced the appointment of veteran European automotive executive and current W.E.T. Chief Operating Officer Frithjof Oldorff to the newly created position of President of the Automotive Business Unit. In this role, Oldorff will oversee the Company’s market leading Climate Control Seat™ (CCS™) systems, heated steering wheel systems, heated and ventilated seats and heated seats. He will also be responsible for the Company’s Supply Chain organization.

The Company also announced the appointment of W.E.T.’s current Chief Financial Officer Thomas Liedl as President of the newly formed Gentherm Technologies Business Unit, which is responsible for all of the Company’s non-automotive seat comfort and heated steering wheel business, including automotive cup holders, storage bins, climate controlled mattresses and office chairs and cable systems.

The appointments are effective immediately, and both will report directly to Coker. Coker noted that the new structure should enhance the Company’s market focus and improve operational efficiencies, while addressing redundancies with minimal disruption to the business.

Oldorff has served as the Chief Operating Officer of W.E.T. since 2008. He previously was the Director of Operations at Freudenberg, an automotive and industrial company, from 2005 to 2007, and held various senior-level positions at Faurecia, a global player in the automotive industry, from 1995 to 2005.

Coker said, “Frithjof is a seasoned and trusted leader who consistently delivers results. He is highly qualified to drive strategic prioritization and accountability within Gentherm, with a focus on enterprise process excellence. Frithjof will play an essential role in realizing the significant opportunities we see with the combination of the two companies. He is a key member of our executive management team.”

Liedl has served as the Chief Financial Officer of W.E.T. since 2008. From 1999 to 2008, he held the position of Vice President Finance at W.E.T. He worked in public accounting for KPMG from 1994 to 1999.

“Thomas has demonstrated a unique ability and desire to take on new challenges. In his role as President of the Gentherm Technologies Business Unit, we expect Thomas to oversee the development of new products in new markets. Thomas has a proven track record of success during his time with W.E.T., and we look forward to his contributions,” added Coker.

Gentherm also announced the establishment of a shared service group which will provide global services to the entire organization. These functional leaders will continue to report to Coker as part of the executive team. They are Barry Steele, Vice President, Chief Financial Officer and Treasurer, David Bomzer, Vice President Human Resources, Kenneth Phillips, Vice President and General Counsel, and John Marx, Vice President Business Planning. Additionally, Steve Davis, Chief Technology Officer, and Greg Steinl, Vice President of the Electronics Business Unit, will continue reporting to Coker, but will oversee technology and electronics for the entire organization.

“The Company has established a strong foundation for growth,” Coker said. “We believe Gentherm is exceedingly well-positioned to take full advantage of our combined management talent, market experience and extensive portfolio of technologies to achieve our goals of expanded market leadership, sustained global growth and increasing profitability.”

About Gentherm

Gentherm (NASDAQ-GS:THRM) is a global developer and marketer of innovative thermal management technologies for a broad range of heating and cooling and temperature control applications. Automotive products include actively heated and cooled seat systems and cup holders, heated and ventilated seat systems, thermal storage bins, heated seat and steering wheel systems, cable systems and other electronic devices. The Company’s advanced technology team is developing more efficient materials for thermoelectric and systems for waste heat recovery and electrical power generation for the automotive market that may have far-reaching applications for consumer products as well as industrial and technology markets. Gentherm has more than 6,000 employees in facilities in the U.S., Germany, Mexico, China, Canada, Japan, England, Korea, Malta, Hungary and the Ukraine. For more information, go to www.gentherm.com.

Except for historical information contained herein, statements in this release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements include statements regarding future activities, new products, customers, markets and technologies, future revenue growth and profitability, and other forward-looking opportunities. Forward-looking statements involve known and unknown risks and uncertainties which may cause the Company’s actual results in future periods to differ materially from forecasted results. Those risks include, but are not limited to, risks associated with departing key employees, failure to develop new sales, products, customers or technologies increased costs of raw materials and components, new competitors and general adverse conditions in the industries in which the Company operates. Those and other risks are described in the Company’s annual report on Form 10-K for the year ended December 31, 2012 and subsequent reports filed with the Securities and Exchange Commission (SEC), copies of which are available from the SEC or may be obtained from the Company. Except as required by law, the Company assumes no obligation to update the forward-looking statements, which are made as of the date hereof, even if new information becomes available in the future.

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